EXHIBIT 99.1
For Immediate Release

American Power Conversion Announces Cost Reduction Actions

Combined with Previously Announced Actions, Company
Plans to Reduce Global Workforce by 7 Percent

WEST KINGSTON, R.I. - September 22, 2006 - American Power Conversion (Nasdaq: APCC) (APC) today announced cost reduction actions that call for a 4 percent reduction of the company’s global workforce or approximately 330 jobs. When combined with the job reductions in Ireland announced in June, the company has plans to reduce approximately 7 percent of its workforce or 580 positions worldwide. In total, APC expects annual pre-tax savings of approximately $32 million from the combined actions, principally in 2007, with pre-tax savings of approximately $5 million anticipated in the fourth quarter of 2006.

“APC’s management team and I have taken a comprehensive look at our business, our strategy and our teams, and we believe APC has an opportunity to realign resources, increase productivity and continue growing the business,” explained Rob Johnson, APC’s president and chief executive officer. “This does not mean we are decreasing our commitment to our data center and InfraStruXure® initiatives or to our core uninterruptible power supply (UPS) business. We remain significantly committed to succeeding at the businesses we operate in and will make the appropriate investments required to accomplish this objective and better meet customer needs. But we do believe by realigning resources against several key applications, specifically Home and Distributed Systems, Enterprise Systems, Software and Management, Industrial, Access Providers and Global Services, our global teams will be more productive and have a better opportunity to drive profitable business expansion.

“This is an extremely difficult decision to make, and one I do not take lightly,” continued Johnson. “But given the company’s recent financial performance, it is essential to ensure our continued competitiveness in the market.”

The job reductions announced today will impact employees worldwide in multiple company functions. In June, APC announced plans to reduce 200 to 250 positions in Ireland, primarily in the manufacturing, operations and customer support areas.

Financial Summary
As previously mentioned, the company expects pre-tax savings of approximately $5 million in the fourth quarter of 2006. Additionally, the company anticipates incurring total costs of approximately $10 million to $12 million, including costs associated with the previously announced streamlining of operations in Ireland. These costs will be recognized predominantly in the third and fourth quarters of 2006 as required by generally accepted accounting principles and consisting primarily of one-time employee severance costs. The company foresees completing the combined actions in the first quarter of 2007 and that all of the expected costs will be financed from available operating cash.

In addition to these costs, APC will record approximately $1.5 million in the third quarter of 2006 for severance payments to the company’s former president and CEO, Rodger B. Dowdell, Jr., in accordance with the previously disclosed severance and compensation agreement between the company and Mr. Dowdell.

Finally, also in the third quarter, the company anticipates recording a net tax credit of approximately $12 million or $0.06 per share associated with the adjustment of income tax provisioning resulting from the outcome of recent tax audits.

Safe Harbor Provision
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. The factors that could cause actual results to differ materially include the following: the Company’s ability to achieve the targeted job reductions and savings announced today; the Company’s ability to improve the execution of its operations processes and eliminate operational waste and excess expense; ramp up, expansion, transfer and rationalization of global manufacturing capacity, including successfully consolidating its Irish manufacturing operations in Castlebar, Ireland and redeploying certain customer-facing positions within the Europe, Middle East and Africa region; the Company’s ability to effectively align operating expenses and production capacity with the current demand environment; changes that may result from finalization of Company’s quarterly financial results; and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.

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For more information contact:
Investors:
Debbie Hancock, APC director, investor relations, 401-789-5735, ext. 2994,
debbie.hancock@apcc.com

Media:
Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693,
chet.lasell@apcc.com